Exhibit 21.1

List of Subsidiaries
(Each of the following subsidiaries is 100% owned by WaferGen Bio-systems, Inc.)

1. Wafergen, Inc., a Delaware corporation

2. WaferGen Biosystems (M) Sd. Bhd., a Malaysian corporation